UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2005

Talk America Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-26728 (Commission File Number)	23-2827736 (I.R.S. Employer Identification No.)

6805 Route 202, New Hope, Pennsylvania (Address of principal executive offices)	18938 (Zip Code)

(215) 862-1500
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

    On October 18, 2005, Talk America Holdings, Inc. and a subsidiary of Talk America entered into an Agreement and Plan of Merger (the “Acquisition Agreement”) with NT Corporation, pursuant to which Talk America will acquire NTC. NTC is a privately held, facilities-based competitive local exchange carrier serving business customers primarily in the Southeast United States. Under the terms of the Acquisition Agreement, at closing, the Talk America subsidiary will be merged into NTC, NTC will become a wholly owned subsidiary of Talk America and Talk America will pay cash of approximately $20 million, including transaction fees. The Acquisition Agreement and the NTC acquisition transaction have been approved by both the board of directors and the stockholders of NTC and the closing is subject, among other conditions, to the receipt of certain regulatory approvals, which both companies expect to receive.

    A copy of the Acquisition Agreement is filed as Exhibit 10.1 of this Report. The foregoing discussion of the Acquisition Agreement and the acquisition contemplated thereby is only a summary of the terms and conditions of the Acquisition Agreement and is qualified in its entirety by reference to the Acquisition Agreement included as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure

    On October 19, 2005, Talk America issued a release announcing that it had entered into an agreement to acquire NT Corporation, a privately held, facilities-based competitive local exchange carrier serving business and residential customers primarily in the Southeast United States. A copy of the release is furnished as Exhibit 99.1 of this Report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

       10.1 Agreement and Plan of Merger, dated as of October 18, 2005, among NT Corporation, Talk America Holdings, Inc. and THNetco, Inc.
99.1	Release dated October 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2005	TALK AMERICA HOLDINGS, INC. By: /s/ Aloysius T. Lawn IV Name: Aloysius T. Lawn IV Title: Executive Vice President - General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number  Description

    10.1         Agreement and Plan of Merger, dated as of October 18, 2005, among NT Corporation, Talk America Holdings, Inc. and THNetco, Inc.
    99.1            Release dated October 19, 2005.